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                                                                    EXHIBIT 11.1

                               VISIO CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                                 (UNAUDITED)

                                                              THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                  MARCH 31,                 MARCH 31,
                                                            -----------------------  -------------------------
                                                               1996        1995         1996         1995
                                                            ----------  -----------  ----------  -------------
                                                               (IN THOUSANDS EXCEPT NET INCOME PER SHARE)
Weighted average common shares outstanding                      13,249       5,317       11,322        5,217
Net effect of dilutive stock options calculated using
  the treasury stock method and the average stock price          1,416         775        1,401          575
Net effect of dilutive stock warrants calculated using
  the treasury stock method and the average stock price            184           0          174            0
Weighted average common shares giving effect to the pro
  forma conversion of convertible and redeemable                   n/a       4,980        1,301        4,980
  preferred stock into common stock
Net effect of preferred stock issued, stock options
  exercised and stock options granted during the 12
  months prior to the Company's filing of it's initial
  public offering, calculated using the treasury stock
  method at the offering price of $16.00 per share.
  Preferred stock issued                                           n/a         131          n/a          131
  Stock options exercised                                          n/a          78          n/a          163
  Stock options granted                                            n/a         457          n/a          478
                                                              --------     -------     --------     --------
         Total                                                  14,849      11,738       14,198       11,544
                                                              ========     =======     ========     ========
Net income                                                    $  2,321     $   388     $  4,400     $    702
                                                              ========     =======     ========     ========
Net income per share                                          $   0.16     $  0.03     $   0.31     $   0.06
                                                              ========     ========    ========     ========
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